Exhibit 99.1

Equinix Investor Relations Contact:	Equinix Media Contact:
Jason Starr	David Fonkalsrud
Equinix, Inc.	K/F Communications, Inc.
(650) 513-7402	(415) 255-6506
jstarr@equinix.com	dave@kfcomm.com

FOR IMMEDIATE RELEASE

EQUINIX ANNOUNCES PROPOSED $200 MILLION OFFERING OF

CONVERTIBLE SUBORDINATED NOTES DUE 2012

Foster City, CA — March 27, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced that it intends to offer, subject to market and other considerations, $200 million aggregate principal amount of unsecured Convertible Subordinated Notes due 2012 under an automatically effective shelf registration statement on file with the Securities and Exchange Commission. Equinix also expects to grant the underwriter an over-allotment option to purchase up to $30 million aggregate principal amount of additional notes on the same terms and conditions.

The Company intends to use the net proceeds from the offering for general corporate purposes, including the funding of the Company’s expansion activities and working capital requirements.

Citigroup Corporate and Investment Banking is acting as the sole book-running manager of the offering.

The interest rate, conversion price and other terms will be determined by negotiations between Equinix and the underwriter upon pricing of the notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of securities may be made only by means of a prospectus. Copies of the prospectus can be obtained from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, Tel: (718) 765-6732 or Fax: (718) 765-6734.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual events may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include those described in the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof, as well as periodic reports filed with the Commission. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.